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                                                                     Exhibit 3.3

         RESOLVED by the Board of Directors of Intermet Corporation, that effective February 7, 2002, pursuant to Article III, Section 7 of the By-laws of the Corporation and Section 14-2-821 of the Georgia Business Corporation Code, the first sentence of Article III, Section 2 of the By-laws of the Corporation be, and hereby is, amended to read as follows: "Section 2. Number, Election and Term. The number of directors which shall constitute the whole board shall be nine (9)"